ARTICLES OF MERGER

MERGING

CARDIFF MERGER, INC.

INTO

LIBERATOR MEDICAL SUPPLY, INC.

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to Section 607.1105, Florida Statutes.

FIRST:

The name and jurisdiction of the surviving corporation:

Name

Jurisdiction

Document Number

Liberator Medical Supply, Inc.

Florida

P99000064372

SECOND:

The name and jurisdiction of the merging corporation:

Name

Jurisdiction

Document Number

Cardiff Merger, Inc.

Florida

P07000069858

THIRD:

The Plan of Merger is attached.

FOURTH:

The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

FIFTH:

The Plan of Merger was adopted by the shareholders of the surviving corporation on June 18, 2007.

SIXTH:

The Plan of Merger was adopted by the shareholders of the merging corporation on June 18, 2007.

Dated: June 20, 2007

LIBERATOR MEDICAL SUPPLY, INC.

CARDIFF MERGER, INC.

By:

/s/ Mark A. Libratore

By:

/s/ Rubin Rodriguez

Mark A. Libratore, President

Rubin Rodriguez, President

EXHIBIT A

PLAN OF MERGER

The following plan of merger is submitted in compliance with Section 607.1101 Florida Statutes.

1.

Pursuant to Section 607.1101, Florida Statutes, as of the Effective Time (as defined herein) Cardiff Merger, Inc., a Florida corporation (the “Merging Corporation”) shall be shall be merged, with and into Liberator Medical Supply, Inc., a Florida corporation (herein sometimes called the “Surviving Corporation”) (the “Merger”).  The Surviving Corporation shall be the surviving corporation.

2.

The Merger shall become effective when Articles of Merger are filed with Florida Department of State pursuant to Section 607.1105, Florida Statutes. The time when the Merger shall become effective is referred to herein as the “Effective Time.”

3.

At the Effective Time, (i) the separate existence of Merging Corporation shall cease and Merging Corporation shall be merged with and into Surviving Corporation and Surviving Corporation shall continue as the surviving corporation; (ii) the articles of incorporation of Surviving Corporation shall remain unchanged; (iii) the bylaws of Surviving Corporation shall remain unchanged; (iv) the directors and officers of Surviving Corporation immediately prior to the Effective Time shall remain the directors and officers of the Surviving Corporation in each case until their respective successors shall have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws; and (v) the Merger shall, from and after the Effective Time, have all the effects provided by Section 1106 of the Florida Business Corporation Act  and other applicable law.

4.

At the Effective Time holders of shares of common stock, options and warrants of the Surviving Corporation shall receive consideration in accordance with the Agreement and Plan of Merger dated June 18, 2007, among the Merging Corporation, the Surviving Corporation and other parties to the Agreement and Plan of Merger.

5.

The Merging Corporation and the Surviving Corporation hereby reserve the right to amend, alter, change or repeal any provisions contained in any of the articles of this Plan of Merger or as the same may hereafter be amended in the manner now or hereafter provided by the laws of the State of Florida.